Exhibit 99.1

Fortress Biotech and National Holdings Announce Agreement

Subsidiary of Fortress Biotech to make $3.25/share tender offer for all outstanding National Holdings shares

If less than 80% of outstanding shares are tendered, National Holdings will remain publicly-traded

Shareholders post-tender offer to receive from National a 5-year warrant with an exercise price of $3.25 if National Holdings remains publicly-traded, subject to certain conditions

Fortress Biotech to implement a new business plan that cuts costs and enhances the platform of offerings for the 800+ Independent Advisors and their clients

Investment banking operations will initially focus on building a world-class biotech/life sciences franchise with additional key verticals to follow

NEW YORK, April 28, 2016 - National Holdings Corporation (NASDAQ: NHLD) ("National Holdings" or "NHLD"), a full-service investment banking and asset management firm, and Fortress Biotech, Inc. (NASDAQ: FBIO) (“Fortress” or “FBIO”), a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products, announce today that the two firms have entered into a definitive agreement (the “Agreement”) pursuant to which Fortress will offer to purchase, through its wholly owned subsidiary, FBIO Acquisition, Inc., up to 100% of the shares of National Holdings at $3.25 per share in cash. The offer price represents a premium of ~44% over the closing price of NHLD common stock on April 27, 2016, the last trading day prior to today’s announcement.

National Holdings’ board of directors has approved the Agreement and is remaining neutral and making no recommendation to the NHLD shareholders as to whether to accept the offer and tender their shares pursuant to the offer.

If more than 80% of the NHLD shares are tendered in the offer, NHLD will undergo a merger and will no longer be a public company. Following the closing of the tender offer, if less than 80% of the NHLD shares are tendered in the offer, NHLD will remain a publicly-traded company. In such event, shareholders post-tender offer will receive from NHLD a five year warrant per held share to purchase an additional share of NHLD common stock at $3.25. NHLD will distribute the warrant to its holders of record as of a date not later than 90 days following the closing of the tender. NHLD shareholders who did not tender and are still holders of record as of such date will receive the warrant.

Following the closing of the tender offer, regardless of the number of shares purchased, Fortress will have the right to appoint a majority of the board of NHLD.

Fortress will commence the tender offer as promptly as practicable and in no event later than 30 days after the date the Financial Industry Regulatory Authority (“FINRA”) declares the application required under NASD Rule 1017 regarding the potential change of control of the broker-dealer subsidiaries of the Company as substantially complete. The consummation of the Offer is not subject to any financing condition or any condition regarding any minimum number of shares being validly tendered in the Offer but is subject to certain customary conditions.

Michael S. Weiss, Vice Chairman of FBIO and former Chairman of NHLD commented on the transaction, "We are very excited to be able to bring the National team under the Fortress Biotech umbrella. We have worked closely with NHLD over the years and believe strongly in the people, their overall business and in particular their unique ability to finance emerging biotech companies. We plan to enhance their biotech and life science investment banking franchise into a leader in the field, while also identifying important additional verticals to broaden their breadth of product offerings for their clientele. We are additionally excited about the opportunity of growing NHLD's diverse platform, including asset management, insurance, tax planning and mortgage businesses. Mr. Weiss continued, "The deal as structured will provide a unified board and management team with a shareholder base all aligned with a single vision to create a more dynamic and profitable NHLD."

Robert Fagenson, CEO and Chairman of NHLD commented on the transaction, “Management and the Board of NHLD are extremely excited about this transaction. We believe we have provided our shareholders with two compelling options moving forward. For those who are interested in liquidating their position, we have found a buyer at a significant premium to our current share price. For those shareholders who want to continue with the Company and share the Fortress vision for NHLD, we intend to distribute a 5 year warrant at the same price as the tender offer, which we believe provides a very attractive opportunity to participate in the future of NHLD. Mr. Fagenson continued, “Everyone at NHLD believes in the great potential of our Company and we believe this transformational deal will create an expanded platform that will lead to more corporate advisory business, institutional brokerage and enhance National’s overall reputation as a well-respected and valued corporate advisor. Finally, the depth of the FBIO team’s expertise in life sciences and biotech should expand our already strong healthcare banking franchise. We look forward to working with the FBIO team to make NHLD a leading financial services business, with a top tier biotech/life sciences franchise.”

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

About Fortress Biotech

Fortress Biotech, Inc. is a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products. Fortress plans to develop and commercialize products both within Fortress and through subsidiary companies, also known as Fortress Companies. In addition to its internal development programs, Fortress will leverage its biopharmaceutical business expertise and drug development capabilities to help the Fortress Companies achieve their goals. Additionally, Fortress will provide funding and management services to each of the Fortress Companies and, from time to time, Fortress and the Fortress Companies will seek licensing, partnerships, joint ventures and/or public and private financings to accelerate and provide additional funding to support their research and development programs. For more information, visit www.fortressbiotech.com.

Contacts:

National Holdings Corporation
Robert Fagenson, Executive Chairman & Chief Executive Officer	Tel: +1 212 417 8050

LHA
Ed McGregor/Jody Burfening	Tel: +1 212 838 3777
emcgregor@lhai.com

Fortress Biotech, Inc.
Lucy Lu, MD, Executive Vice President & Chief Financial Officer	Tel: +1 781 652 4500
ir@fortressbiotech.com

Important Additional Information

The offer described in this document has not yet commenced, and this document is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the offer is commenced, Fortress will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents with the Securities and Exchange Commission (the “Commission”), and NHLD will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer with the Commission. The offer to purchase the shares of NHLD will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. SECURITY HOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to investors and security holders at no expense to them. The tender offer statement and the solicitation/recommendation statement will be made available for free at the Commission’s web site at www.sec.gov. Free copies of these materials and certain other offering documents will be made available by the information agent for the offer.

In addition to the solicitation/recommendation statement, NHLD files annual, quarterly and special reports, proxy statements and other information with the Commission. In addition to the tender offer statement, Fortress files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by NHLD and Fortress at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. NHLD’s and Fortress’ filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and are based on current expectations that involve a number of risks and uncertainties. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about the planned completion of the offer and the merger. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will be achieved or accomplished. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement, many of which are outside of the control of management. These factors include, but are not limited to: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (ii) successful completion of the proposed transaction on a timely basis; (iii) uncertainties as to how many of the NHLD shareholders will tender their shares into the tender offer; (iv) the impact of regulatory reviews on the proposed transaction; (v) the outcome of any legal proceedings that may be instituted against one or both of Fortress and NHLD and others following the announcement of the merger agreement; (vi) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (vii) other factors described in NHLD’s and Fortress’ filings with the Commission, including the reports on Forms 10-K, 10-Q, and 8-K. Except to the extent required by applicable law, neither Fortress undertakes any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.